Exhibit 8.1

Atlas Critical Minerals Corporation

List of subsidiaries
Subsidiary	Form of control	Direct controller	% held
Mineração Jupiter Ltda	Direct	Atlas Critical Minerals	99.99%
Mineração Apolo Ltda	Direct	Atlas Critical Minerals	100.00%
Mineração Duas Barras Ltda	Indirect	Mineração Apolo Ltda	100.00%
RST Recursos Minerais Ltda	Indirect	Mineração Apolo Ltda	100.00%